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                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-34037

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 8, 1997)


                      GEORGIA BANK FINANCIAL CORPORATION

                             UP TO 278,000 SHARES
                                OF COMMON STOCK

                              -------------------

        This Prospectus Supplement informs potential investors in the shares of Georgia Bank Financial Corporation (the "Company") common stock of important changes in the management of the Company and its wholly-owned bank subsidiary, Georgia Bank & Trust Company (the "Bank").

        On October 5, 1997, Patrick G. Blanchard resigned as President and Director of the Company and the Bank. His services are no longer available to the Company or the Bank, and it has been announced that he is involved in organizing a local bank that, if formed, will compete with the Bank.

        The Boards of Directors of both the Company and the Bank have met and unanimously elected R. Daniel Blanton as President and Chief Executive Officer of the Company. Mr. Blanton has been a significant contributor to the Bank's success since its inception and previously served as Executive Vice President and Chief Operating Officer of the Company. In addition, Ronald L. Thigpen has been elected Executive Vice President and Chief Operating Officer of the Company. Mr. Thigpen has been a member of the Company's management team since its acquisition of First Columbia Bank in 1992.

        Financial institutions, especially community institutions such as the Bank, depend, in part, upon personal relationships between their employees and customers. In the event that Mr. Blanchard organizes and forms a local bank that competes with the Bank for deposits, the organization of loans, or the offering of other financial services, such competition could adversely affect the Bank and the Company.

                             --------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

SEE "BUSINESS - COMPETITION" ON PAGE 17 OF THE PROSPECTUS FOR A DISCUSSION OF THE BANK'S COMPETITION.


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 10, 1997.